Exhibit 10.29

PEREGRINE SYSTEMS, INC.

KEY EMPLOYEE SEVERANCE PLAN

1.             Purpose of the Plan.  The purpose of this Key Employee Severance Plan is to aid in the retention of certain key employees of Peregrine Systems, Inc. (the “Company”) and its subsidiaries, by providing severance benefits for such employees in the event their employment is terminated under the circumstances specified herein.  The Plan has been adopted in connection with the Company’s filing for protection from creditors under the Federal bankruptcy laws, and is intended to provide benefits only to certain key employees whose employment terminates in connection with such filing, as provided herein.  The Plan shall remain in effect only during the limited time period set forth in Section 2 below, and is not intended to establish a general policy of severance benefits that would apply after the term of the Plan has expired.

2.                                       Effective Date and Termination of Plan; Survival of Provisions.

(a)           Effective Date.  The effective date of the Plan (the “Effective Date”) shall be the date the Company commences the Chapter 11 Case, subject to subsequent approval of the Plan by the Bankruptcy Court.  In the event the Plan is not approved by the Bankruptcy Court, the Plan shall be null and void ab initio, and the Company shall have no obligation to make, and shall not make, any payments hereunder.

(b)           Termination Date.  The Plan shall terminate on the date that is six months following the date of the earlier to occur of (i) Confirmation of a Plan of Reorganization or (ii) a Change of Control of the Company (each of (i) and (ii), an “Emergence Event”); provided, that if, prior to the occurrence of an Emergence Event, the Board of Directors of the Company and the Bankruptcy Court shall each approve an alternative severance plan (providing severance benefits comparable to or greater than those provided hereunder) with respect to the six-month period following the date of the Emergence Event, the Plan shall instead terminate upon the occurrence of the Emergence Event.  Notwithstanding the foregoing, the Plan shall terminate six months following the date of any Dissolution or Liquidation of the Company that occurs prior to the occurrence of an Emergence Event.  The date on which the Plan terminates shall be referred to as the “Termination Date.”

(c)           Survival of Provisions.  Notwithstanding Section 2(b), the provisions of the Plan shall survive to the extent necessary to provide for the payment and administration of benefits and claims accrued on or prior to the date of termination of the Plan.

3.             Definitions.  As used herein, the following definitions shall apply:

(a)           “Administrative Committee” means the Compensation Committee of the Board of Directors, or any person, committee or other entity designated from time to time by the Compensation Committee to administer the Plan and determine benefit eligibility hereunder, in whole or in part.

(b)           “Applicable Laws” means all applicable federal, state and local laws, rules and regulations.

(c)           “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Case.

(d)           “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Case and, to the extent of any reference under section 157 of title 28 of the United States Code, the unit of such District Court under section 157 of title 28 of the United States Code.

(e)           “Beneficiary” means the person(s), trust(s) or estate designated by a Participant in writing to receive any benefits payable under this Plan in the event of the death of such Participant.

(f)            “Board” means the Board of Directors of the Company.

(g)           “Cash Severance Amount” means the amount of cash severance that a Participant shall be eligible to receive upon a Qualifying Termination of Employment, as set forth in the Participant’s Notice of Participation.

(h)           “Cause” for termination of a Participant’s employment means misconduct by the Participant, as determined by the Administrative Committee, including but not limited to the following:

(i)            Commission of a crime against the Company, its affiliates, customers or employees, whether prosecuted or not;

(ii)           Conviction of any other crime or violation of law, statute or regulation that creates an inability to perform job duties;

(iii)          Failure or inability to perform job duties due to intoxication by drugs or alcohol during working hours;

(iv)          A conflict of interest involving the Participant, not specifically waived in advance by the Company;

(v)           Unauthorized use or disclosure of confidential information which belongs to the Company, its affiliates, customers or employees; or

(vi)          Other misconduct including, but not limited to: falsification of Company records, including timekeeping records and the employee’s application for employment; non-adherence to the Company’s policies; illegal discrimination or harassment of another employee, customer or supplier; theft; unauthorized use or possession of property belonging to the Company, a co-worker or customer; destruction of Company or another employee’s property; possession of firearms, controlled substances or illegal drugs on Company premises or while performing Company business; gambling on Company premises; concealing serious offenses by another employee; and any other conduct interfering with work performance or constituting an unsafe, unethical or unlawful practice.

Notwithstanding the foregoing, if an employment or severance agreement between the Participant and the Company or any subsidiary, as in effect as of immediately prior to commencement of the Chapter 11 Case, contains a different definition of “Cause,” such other definition as in effect as of such time shall apply for purposes of this Plan, regardless whether such employment or severance agreement is subsequently approved or rejected by the bankruptcy court.

(i)            “Change of Control” means the consummation of a Sale of the Company’s Assets.

(j)            “Chapter 11 Case” means any case under Chapter 11 of the Bankruptcy Code that is commenced by the Company.

(k)           “Chapter 11 Plan” means any plan of reorganization for the Company under Chapter 11 of the Bankruptcy Code, proposed and/or supported by the Company in the Chapter 11 Case.

(l)            “COBRA Premium Payment Period” means that number of months equal to the quotient of (x) the Participant’s Cash Severance Amount, divided by (y) the Participant’s Regular Monthly Salary, rounded up to the nearest whole number of months.

(m)          “Company” means Peregrine Systems, Inc., a Delaware corporation (or any successors thereto as provided in Section 7(d) below).

(n)           “Confirmation of a Plan of Reorganization” means the entry of a Final Order by the Bankruptcy Court confirming a Chapter 11 Plan pursuant to section 1129 of the Bankruptcy Code.

(o)           “Disability” shall have the meaning set forth in the Company’s long-term disability plan, as in effect as of the Effective Date.  Notwithstanding the foregoing, if an employment or severance agreement between the Participant and the Company or any subsidiary, as in effect as of immediately prior to commencement of the Chapter 11 Case, contains a different definition of “Disability,” such other definition as in effect as of such time shall apply for purposes of this Plan, regardless whether such employment or severance agreement is subsequently approved or rejected by the bankruptcy court.

(p)           “Dissolution or Liquidation” means the entry of a Final Order by the Bankruptcy Court dismissing or converting the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, pursuant to section 1112 of the Bankruptcy Code.

(q)           “Employee” means a full-time employee of the Company or any subsidiary.

(r)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(s)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(t)            “Final Order” means an order of the Bankruptcy Court as to which the time to appeal, to petition for certiorari, or to move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance satisfactory to the Company or, in the event an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorai, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

(u)           “Notice of Participation” means a notice provided to an Employee that he or she has been designated by the Administrative Committee as a Participant in the Plan, and setting forth the Cash Severance Amount the Employee would be entitled to receive upon a Qualifying Termination of Employment.

(v)           “Partial Sale of the Company’s Business” means any lease, sale, transfer or other disposition of some portion of the Company’s business that does not constitute a Sale of the Company’s Assets (as defined below).

(w)          “Participant” means any Employee designated by action of the Administrative Committee as a Participant in the Plan.

(x)            “Plan” means this Peregrine Systems, Inc. Key Employee Severance Plan, as amended from time to time.

(y)           “Qualifying Termination of Employment” means, with respect to any Participant, the termination of the Participant’s employment with the Company during the Term of the Plan (i) by the Company without Cause (including a termination of employment by reason of the Dissolution or Liquidation of the Company), (ii) by reason of a Partial Sale of the Company’s Business (subject to the proviso below) or (iii) as otherwise set forth in the Participant’s Notice of Participation; provided, that if, in connection with a Partial Sale of the Company’s Business, a Participant is offered reasonably comparable employment with the purchaser or an affiliate with an annual base salary and bonus opportunity reasonably comparable to the Participant’s annual base salary and bonus opportunity with the Company immediately prior to such Partial Sale of the Company’s Business, then any termination or deemed termination of the Participant’s employment with the Company in connection with or at any time on or after the closing of such Partial Sale of the Company’s Business shall not be deemed a Qualifying Termination of Employment for purposes of this Plan, regardless whether the Participant accepts such offer of employment or actually commences employment with the purchaser or an affiliate.  Termination of a Participant’s employment for any other reason, including without limitation by reason of the Participant’s death or Disability, shall not constitute a Qualifying Termination of Employment.

(z)            “Regular Monthly Base Salary” means the Participant’s regular monthly base salary in effect immediately prior to the date his or her employment is terminated (or, if higher, the regular monthly base salary in effect on the Effective Date), and shall be determined without regard to any overtime, bonuses, commissions, fringe benefits, reimbursements or other irregular payments.

(aa)         “Sale of the Company’s Assets” means the lease, sale or other disposition of all, but not less than all, of the assets of the Company unless the Board declares that a transaction involving the sale or other transfer of the securities of a subsidiary or the lease, sale or disposition of assets of the Company or a subsidiary constitutes a sale of substantially all of the Company’s assets, which determination may be made by the Board in its sole and absolute discretion and need not be determined for the purposes of all Participants but may be determined on a case by case basis for each individual Participant.  Further, whether a transaction is a sale of substantially all of the assets of the Company need not be determined with reference to the Delaware General Corporation Law or cases decided thereunder.  By way of example but not of limitation as to what constitutes a Sale of the Company’s Assets, the sale by the Company of all of the securities of Peregrine-Remedy Inc. or the lease, sale or disposition of the assets of Peregrine-Remedy Inc. (including the sale or disposition of assets related to the business of Peregrine-Remedy Inc. but held by the Company or another of the Company’s subsidiaries) will not be a Sale of the Company’s Assets unless it is so determined by the Board.

(bb)         “Term of the Plan” means the period commencing on the Effective Date of the Plan and ending upon the Termination Date of the Plan, as provided in Section 2(b) above.

4.             Payment of Severance Benefits.

(a)           Entitlement to and Amount of Cash Severance.  Upon the occurrence of a Qualifying Termination of Employment, a Participant shall be entitled to receive the Cash Severance Amount set forth in his or her Notice of Participation, subject to all applicable withholdings.  If, in contrast, a Participant’s employment terminates under circumstances not constituting a Qualifying Termination of Employment, no portion of the Cash Severance Amount shall be payable to such Participant.

(b)           Cash Severance Amount Paid as Salary Continuation.  Except as may otherwise be provided in a Participant’s Notice of Participation or in Section 4(c) below, the Cash Severance Amount shall be paid on a salary continuation basis, based on the Participant’s Regular Monthly Base Salary.  Subject to execution and non-revocation of the release required under Section 4(h) below, salary continuation payments shall commence upon the later of (i) the Participant’s next regularly scheduled payroll date immediately following the date of termination of the Participant’s employment, or (ii) the date the release required under Section 4(h) below becomes effective.

(c)           Lump Sum Payment upon Liquidation or Dissolution.  If, prior to the date all salary continuation payments payable under Section 4(b) have been made to a Participant, the Bankruptcy Court issues a Final Order providing for the Company’s Dissolution or Liquidation, (i) all remaining Cash Severance Amounts due to Participants who have previously incurred a Qualifying Termination of Employment, and (ii) all Cash Severance Amounts due to Participants who incur a Qualifying Termination of Employment in connection with or following such Dissolution or Liquidation, shall in each case be paid as a lump sum, without being discounted to a present value, as soon as reasonably practicable following issuance of such order.

(d)           Commissions.  If the Participant was employed in a commission-earning sales position, the Company shall comply with its obligations under the applicable Sales Compensation Plan in providing the Participant with any sales incentive compensation that may be due to the Participant following termination of the Participant’s employment with the Company.

(e)                                  Continued Group Health Insurance.

(i)            During the Participant’s COBRA Premium Payment Period (as defined in Section 3(l) above), the Company shall pay the full amount of the premiums required to continue the Participant’s group health coverage under the Company’s group health plan(s), on the same terms as applied immediately prior to the date of termination of the Participant’s employment with the Company.  Such payment shall be subject to the applicable provisions of the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), provided, that the Participant elects such coverage and otherwise remains eligible for benefits under COBRA during the remainder of the COBRA Premium Payment Period.

(ii)           Upon expiration of the Participant’s COBRA Premium Payment Period, the Participant shall be solely responsible for the continued payment of COBRA premiums, and, subject to the requirements of ERISA, the Participant’s COBRA coverage shall terminate upon failure of the Participant to continue to pay the applicable premiums.

(iii)          If the Company’s group health coverage is eliminated or materially reduced during a Participant’s COBRA Premium Payment Period, such Participant shall have the right to receive as a lump sum, without being discounted to a present value, as soon as reasonably practicable after the effective date of such elimination or material reduction, the aggregate value of any such premiums the Company would otherwise have been required to pay on behalf of the Participant during the remainder of the Participant’s COBRA Premium Payment Period.

(f)            Payment in the Event of Death.  In the event of a Participant’s death after becoming entitled to receive the Cash Severance Amount, and such death occurs (i) prior to the date all salary continuation payments payable under Section 4(b) have been made to such Participant, or (ii) during such Participant’s COBRA Premium Payment Period, the Participant’s remaining payments and benefits under this Section 4 shall continue to be paid or provided to the Participant’s Beneficiary or otherwise in accordance with the terms of this Section 4, Section 7(d) and Applicable Laws.

(g)           Non-Duplication of Payments and Benefits.  Notwithstanding anything herein or in any other plan or agreement to the contrary, in the event a Participant shall be entitled to receive severance, termination or similar benefits both (i) under this Plan and (ii) under the Company’s Broad-Based Severance Plan and/or under an individual employment, severance or other similar agreement between the Company or any subsidiary and the Participant, the Participant shall only be entitled to elect to receive the payments and benefits provided under any one such plan or agreement, and an election to receive any payments or benefits under any one such plan or agreement shall act as a complete bar and waiver to receiving any payments or benefits under any other such plan or agreement.

(h)           Payment Subject to Execution of General Release.  Nothwithstanding anything to the contrary herein, the Participant’s right to receive any payments or benefits hereunder shall be subject to the Participant’s execution and non-revocation of a Confidential Separation Agreement and Release of All Claims, in the form provided by the Company to the Participant at the time the Participant makes a claim for payments or benefits under the Plan.

5.             Administration of the Plan.

(a)           Administrative Committee. The Plan shall be administered by the Administrative Committee.

(b)           Meetings and Committee Action.  The Administrative Committee shall hold meetings upon such notice, at such place or places, and at such time or times, as it may from time to time determine. A majority of the Administrative Committee may act by meeting (whether in person or by telephone) or by writing executed without a meeting.  The Administrative Committee may authorize one or more of its members or any agent to execute or deliver any instrument or make any payment on its behalf, and may employ such clerical personnel as it may require in carrying out the provisions of the Plan.

(c)           Selection of Participants and Determination of Cash Severance Amounts and Qualifying Terminations of Employment.  The Administrative Committee shall have the sole and absolute discretion to determine the following:

(i)            Which Employees shall be Participants in the Plan;

(ii)           The Cash Severance Amount applicable to each Participant; and

(iii)          What events shall be deemed a Qualifying Termination of Employment with respect to each Participant.

The Administrative Committee need not designate all Employees at a particular level of employment within the Company or any subsidiary to be Participants in the Plan; it need not apply an identical formula for determining the amount of severance benefits to all Participants in the Plan, or to all Participants at the same level of employment; and it need not provide that identical events shall constitute a Qualifying Termination of Employment with respect to all Participants in the Plan or to each Participant at the same level of employment.

In the event that, through clerical error or otherwise, an individual Notice of Participation does not accurately reflect the determination of the Administrative Committee as provided above, the determination of the Administrative Committee shall control.

(d)                                 Powers of the Administrative Committee.

(i)            Prior to a Change of Control of the Company, subject to the provisions hereof:  (A) the Administrative Committee shall have complete control of the administration of the Plan, with all powers necessary to enable it properly to carry out its duties; (B) the Administrative Committee shall be authorized to interpret the Plan and shall have the discretion to determine all questions arising in the administration, construction and application of the Plan; and (C) the decisions of the Administrative Committee upon all matters within the scope of its authority shall be conclusive and binding on all parties.

(ii)           Following a Change of Control of the Company, the Administrative Committee shall make benefits determinations hereunder and all other determinations necessary and appropriate to the administration of the Plan, but it is expressly intended that with respect to any such determination made by the Administrative Committee after the date of a Change of Control, a “de novo” standard of review shall apply with respect to any judicial or arbitral review of such determination.

(e)           Rules and Regulations.   Subject to the limitations of this Section 5 and Section 6 below, the Administrative Committee, from time to time, shall establish such supplemental rules and regulations for the administration of the Plan and the transaction of its business as it deems necessary.

(f)            Reports. The Administrative Committee shall be responsible for the preparation and delivery of all reports, notices, plan summaries and plan descriptions required to be filed with any governmental office or to be given to any Participant or Beneficiary.

(g)           Claims Procedure.  The following claims procedures shall apply with respect to claims for payments or benefits under the Plan; provided, that if final regulations adopted by the Department of Labor under Section 503 of ERISA shall become effective and apply to claims under the Plan, the procedures set forth below shall be deemed amended to the extent required to comply with such regulations.

(i)            All claims for benefits shall be in writing and shall be filed with the Administrative Committee.

(ii)           If the Administrative Committee wholly or partially denies a Participant’s claim for benefits, the Administrative Committee shall give the Participant written notice within sixty (60) days after receipt of the claim setting forth:

(A)          the specific reason(s) for the denial;

(B)           specific reference to pertinent Plan provisions on which the denial is based;

(C)           a description of any additional material or information which must be submitted to perfect the claim, and an explanation of why such material or information is necessary; and

(D)          an explanation of the Plan’s review procedure.

(iii)          In the event of a benefit claim denial, the Administrative Committee (or its designee) shall serve as Claim Reviewer. The Participant shall have sixty (60) days after the day on which such written notice of denial is provided by the Administrative Committee, in which to apply (in person or by authorized representative) in writing to the Claim Reviewer for a full and fair review of the denial of his or her claim.  In connection with such review, the

Participant (or his or her representative) shall be afforded a reasonable opportunity to review pertinent documents, and may submit issues and comments in writing.

(iv)          The Claim Reviewer shall issue its decision on review within sixty (60) days after the Claim Reviewer’s receipt of the Participant’s written request.  The decision of the Claim Reviewer shall be in writing and shall set forth specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

(v)           If the decision of the Claim Reviewer is adverse to the Participant, any further appeal by the Participant shall, to the extent permitted by Applicable Laws, be subject to binding arbitration in accordance with the procedures set forth in the Company’s form of Invention and Non-Disclosure, and Arbitration Agreement, except that each party shall bear its own attorneys fees in such arbitration proceeding.

(h)           Employment of Professional Assistance. The Administrative Committee shall be empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan, such engagement and compensation of said personnel to be subject to Bankruptcy Court approval, if and to the extent so required.  The functions of any such persons engaged by the Administrative Committee shall be limited to the specific services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof shall be borne by the Company.

(i)            Indemnification of Members of Administrative Committee.  To the extent not insured against by an insurance company pursuant to the provisions of any applicable insurance policy and to the extent permitted by Applicable Laws, the Company shall indemnify and hold harmless each member of the Administrative Committee against any personal liability or expense incurred by him or her as a result of any act or omission in his or her capacity as a member of the Administrative Committee, except for his or her own gross negligence or willful misconduct.

(j)            Application of ERISA.  To the extent the Plan is subject to the provisions of ERISA, the Plan shall be administered in accordance therewith.

6.             Amendment of Plan.

(a)           Prior to the occurrence of a Change in Control, the Board of Directors shall have the right to amend the Plan in any manner not materially adverse to the rights of Participants; provided, that (i) except as set forth in Section 2(b) above, the Term of the Plan shall not be reduced and (ii) subject to Section 5(c) above, a Participant’s Notice of Participation shall not be amended after it has been issued to the Participant except with the prior written consent of the Participant.

(b)           Following the occurrence of a Change in Control, any attempted alteration, amendment, change, suspension, substitution, deletion or revocation of the terms of the Plan or any Notice of Participation in any manner adverse to the rights any Participant hereunder (without the express written consent of the affected Participant) shall be null and void.

7.             General Provisions

(a)           Nonalienation of Benefits.  None of the payments, benefits or rights of a Participant shall be subject to any claim of any creditor, and, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, levy, execution, trustee’s process, or any other legal or equitable process available to any creditor of such Participant.  Except as provided in Section 7(d) below, any attempt by a Participant to alienate, anticipate, sell, transfer, commute, pledge, encumber, assign or charge any payments, benefits or rights, contingent or otherwise, under this Plan, shall be null and void.  Payments hereunder shall not be considered assets of a Participant in the event of the Participant’s insolvency or bankruptcy.

(b)           No Contract of Employment.  Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any other person the right to be retained in the service of the Company or its subsidiaries, and each Participant shall remain subject to discharge, with or without cause (but subject to the terms of this Plan and any written employment contract between the Participant and the Company or any subsidiary) to the same extent as if the Plan had never been adopted.

(c)           Severability of Provisions.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.  If any provision of this Plan shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Plan, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)                                 Successors.

(i)            No rights or obligations of any Participant under this Plan may be assigned or transferred by the Participant other than rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution.  Each Participant shall have the right to designate a Beneficiary to receive such Participant’s unpaid benefits under Section 4 in the event of the Participant’s death.  If no designated Beneficiary survives the Participant or if the Participant fails to designate a Beneficiary, payment of such benefits shall be made pursuant to will or the laws of descent and distribution.  In the event of a

Participant’s death or a judicial determination of his incompetence, reference in this Plan to the Participant shall be deemed, where appropriate, to refer to the Participant’s Beneficiary or Beneficiaries, estate or other legal representative(s).

(ii)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Plan in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Plan, the “Company” shall mean both the Company as defined above and any successor to its business and/or assets (by merger, purchase or otherwise) or which otherwise becomes bound by all the terms and provisions of this Plan by operation of law or otherwise.

(e)           Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

(f)            Unfunded Plan.  The Plan is intended to constitute an “unfunded” plan for the payment of severance compensation.  Except as may otherwise be provided by order of the Bankruptcy Court, with respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.

(g)           Notices.  Any notice or other communication required or permitted pursuant to the terms of this Plan shall be in writing and shall be deemed to have been duly given when delivered personally, or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy, facsimile or similar form of telecommunication, and shall be deemed to have been given when received.  Any such notice shall be addressed as follows:

If to the Company:

Peregrine Systems, Inc.

3611 Valley Centre Drive

San Diego, CA 92130

Attn:       Senior Vice President, Human Resources

General Counsel

If to a Participant:

At the most recent address set forth in the Company’s records.

(h)           Controlling Law.  This Plan shall be construed and enforced according to the internal laws of the state of California, without reference to any conflicts of laws provisions, to the extent not preempted by ERISA or other Federal law, which shall otherwise control.

(i)            Withholding.  The Company may withhold from amounts payable under this Plan all federal, state, local and foreign taxes that are required to be withheld by Applicable Laws.